UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 24, 2018

Galaxy Gaming, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-30653	20-8143439
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6767 Spencer Street, Las Vegas, Nevada	89119
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (702) 939-3254

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 24, 2018, Galaxy Gaming, Inc. (“Galaxy” or the “Company”) entered into a Credit Agreement (the “Agreement”) with ZB, N.A. dba Nevada State Bank (the “Lender”). Among other things, the Agreement provides Galaxy with up to $12 million in borrowing capacity, $11 million in the form of a five-year term loan and $1 million in the form of one-year revolving credit facility. Interest on amounts outstanding under the Agreement will be calculated based on one-month US dollar LIBOR plus an Applicable Margin which will be determined based on the Company’s Leverage Ratio (as defined in the Agreement). The Applicable Margin will be 3.50% when the Leverage Ratio is less than 2.0 and 4.00% when the Leverage Ratio is 2.0 or greater. Simultaneously with the Agreement, the Company entered into an interest rate swap transaction with an affiliate of the Lender, the effect of which is to fix the rate of interest on the term loan at 6.43% for three years (assuming a Leverage Ratio of less than 2.0). The term loan amortizes monthly together with interest, both calculated mortgage-style over a seven-year term. The remaining outstanding principal of the term loan is due on April 24, 2023. Borrowings under the Agreement are secured by a lien on substantially all of the Company’s assets.

The Agreement contains representations and warranties customary for financing transactions, as well as affirmative and negative financial covenants and other restrictions typical for borrowings of this nature. In particular, the Company is required to maintain a trailing-four-quarters Fixed Charge Coverage Ratio (as defined in the Agreement) of 1.25x. The Agreement allows the Company to make share repurchases and to incur up to an additional $1mm of unsecured indebtedness provided that the Company is in compliance with the covenants in the Agreement.

The Company used the proceeds of the Term Loan, together with cash on hand, to repay in full the remaining principal amount of its existing indebtedness, together with accrued but unpaid interest and an early redemption premium, to affiliates of Breakaway Capital Partners. In addition, the Company redeemed warrants to purchase 1,965,780 shares of the Company’s common stock that had been issued to the Breakaway affiliates in connection with the loans made by them. The Company estimates that the repayment of the Breakaway loans, the redemption of the warrants and the payment of fees and expenses related to all of the transactions will require $11.1 million.

The foregoing descriptions of the Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement included as an exhibit to the Amendment, which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01  Other Items.

On March 29, 2018, the Company’s Board of Directors authorized the Company to complete the repurchase of up to one million shares of the Company’s common stock. Such repurchases may be made from time to time based on market conditions, and may be completed in the open market or in privately-negotiated transactions. The Company will only make repurchase transactions if it believes that such purchases are in the best interest of the Company and its shareholders and if after such purchases the Company will remain in compliance with the covenants in the Credit Agreement and applicable gaming regulations.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 is furnished as an exhibit to this report and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

(d)	Exhibits

10.1	Credit Agreement, dated April 24, 2018, between GALAXY GAMING, INC., a Nevada corporation, and ZB, N.A. DBA NEVADA STATE BANK, a Nevada state banking corporation.

99.1	Press release, dated April 24, 2018, describing the Credit Agreement between Galaxy and Nevada State Bank and Galaxy’s stock repurchase program.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALAXY GAMING, INC.

By:	/s/ Harry C. Hagerty
Name:	Harry C. Hagerty
Title:	Chief Financial Officer

Date: April 26, 2018

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement, dated April 24, 2018, between GALAXY GAMING, INC., a Nevada corporation, and ZB, N.A. DBA NEVADA STATE BANK, a Nevada state banking corporation.

99.1	Press release, dated April 24, 2018, describing the Credit Agreement between Galaxy and Nevada State Bank and Galaxy’s stock repurchase program.